Exhibit 10.52

FIRST AMENDMENT TO SERIES B CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

This First Amendment to Series B Convertible Preferred Stock Purchase Agreement (this “Amendment”), effective as of the 31st of March, 2009, is entered into by and among Allozyne, Inc., a Delaware corporation (the “Company”), and the purchasers of the Company’s Series B-1 Preferred Stock pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of the 22nd of October, 2007, by and among the Company and each holder of the Company’s Series B-1 Preferred Stock (the “Purchasers”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

WHEREAS, upon the occurrence of certain Milestone Events by March 31, 2009, as determined in good faith by the Board of Directors, or with the waiver on or before April 15, 2009 by the holders of a Majority Interest of the failure to achieve certain Milestone Events, as the case may be, then Company and Purchasers shall cause the sale of the Milestone Shares in a Second Closing;

WHEREAS, the Company and the Purchasers wish to extend the dates for achievement and/or waiver of the Milestone Events; and

WHEREAS, Section 6.10 of the Purchase Agreement provides that the Purchase Agreement can be amended with the written consent of the Company and the holders of a majority of the then outstanding Shares, and the Purchasers party hereto hold such a majority; and

WHEREAS, the Company and the undersigned Purchasers desire to amend the Purchase Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Purchase Agreement and agree as follows:

1. Amendment of Purchase Agreement. The Purchase Agreement is hereby amended as follows:

Section 1.3(a) of the Purchase Agreement is hereby amended by deleting the date “March 31, 2009” therein and inserting in lieu thereof the date “May 31, 2009”.

Section 1.3(a) of the Purchase Agreement is hereby further amended by deleting the date “April 15, 2009” in each instance where it appears therein and inserting in each instance in lieu thereof the date “June 15, 2009”.

The defined term “Second Closing Purchase Price” in Section 1.5 of the Purchase Agreement is hereby amended by deleting the date “March 31, 2009” in each instance where it appears therein and inserting in each instance in lieu thereof the date “May 31, 2009”.

Annex 1 of the Purchase Agreement is hereby amended by deleting the date “March 31, 2009” therein and inserting in lieu thereof the date “May 31, 2009”.

2. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which, when taken together, shall constitute by one instrument. One or more counterparts of this Amendment or any exhibit hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

3. Effect on Purchase Agreement. Except as specifically, provided herein, the Purchase Agreement shall remain in full force and effect. Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Company or Purchasers under the Purchase Agreement.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflict of laws provisions thereof.

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